Exhibit 99.1

NEWS RELEASE	21062 Bake Parkway
Lake Forest, CA 92630
CONTACT:	888-822-2660
Fax: 949-597-0662
Norris Battin
The Cooper Companies, Inc.
ir@coopercompanies.com

FOR IMMEDIATE RELEASE

THE COOPER COMPANIES ANNOUNCES RESTRUCTURING AND MANAGEMENT CHANGES

LAKE FOREST, Calif., April 3, 2007 — The Cooper Companies, Inc. (NYSE:COO) said today that as part of the continuing integration of Ocular Sciences, Inc., which was acquired in January of 2005, it is combining its CooperVision and Cooper Companies headquarters operations and announced the following management changes.

•

Robert S. Weiss, currently Cooper’s executive vice president and chief operating officer has assumed additional duties as president of CooperVision, Inc., reporting to A. Thomas Bender, Cooper’s chairman and chief executive officer. Weiss will have direct responsibility for CooperVision’s worldwide business and for CooperSurgical, the Company’s women’s health medical device business.

•

Steven M. Neil, currently vice president and chief financial officer, has been named executive vice president and chief financial officer, reporting to Weiss. His expanded role will include overseeing the integration of CooperVision’s financial and information technology functions into the Company’s headquarters’ operations.

•	Gregory A. Fryling, currently president of CooperVision, Inc., will be leaving CooperVision to pursue other opportunities.

Commenting on the new structure, Bender said, “We are nearing the completion of our three-year integration plan following the acquisition of Ocular. Combining CooperVision and The Cooper Companies headquarters is an important step in streamlining our business.

“I want to personally thank Greg Fryling for 22 years of service and an outstanding job throughout the Ocular integration process. Over the years, Greg played a key role in CooperVision’s business development program leading our efforts to acquire Aspect Vision, Biocompatibles and Ocular Sciences. We wish him every success in the future.”

Separately, the Company said that Bender has expressed his desire to relinquish his role as chief executive officer by the end of 2007, but expects to have a continuing role in the Company thereafter. Cooper’s Board has been engaged in a succession planning process and is considering both internal and external candidates for chief executive officer in its search process.

Corporate Information

The Cooper Companies, Inc. manufactures and markets specialty healthcare products through its CooperVision and CooperSurgical units. Corporate offices are in Lake Forest and Pleasanton, Calif. The World Wide Web address is www.coopercos.com. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data.

CooperVision manufactures and markets contact lenses. Headquartered in Pleasanton, Calif., it manufactures in Juana Diaz, Puerto Rico, Norfolk, Va., Rochester, N.Y., Adelaide, Australia, Hamble and Hampshire England, Ligny-en-Barrios, France, and Madrid, Spain. Its Web address is www.coopervision.com.

CooperSurgical manufactures and markets diagnostic products, surgical instruments and accessories to the women’s healthcare market. With headquarters and manufacturing facilities in Trumbull and Orange, Conn., and in Pasadena, Calif., Houston, Texas, North Normandy, Ill., Williston, Vt., Fort Atkinson, Wis., Montreal and Berlin. Its Web address is www.coopersurgical.com

The information on Cooper’s Web sites and its interactive telephone system are not part of this announcement.

# # #